UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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The Corporate Executive Board Company

(Name of Registrant as Specified In Its Charter)

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THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

Dear Stockholders:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209 on June 12, 2008, at 9:00 a.m. local time.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy card in the envelope provided.

Sincerely,

Thomas L. Monahan III
Chairman and Chief Executive Officer

THE CORPORATE EXECUTIVE BOARD COMPANY
1919 North Lynn Street
Arlington, Virginia 22209
(571) 303-4080

April 30, 2008

Dear Stockholders:

We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Corporate Executive Board Company will be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209, on June 12, 2008, at 9:00 a.m. local time. Only stockholders of record at the close of business on April 23, 2008 are entitled to vote at the Meeting. At the Meeting, we will ask stockholders to act on the following matters:

1.	Election of directors.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2008.

In addition, we will transact any other business that is properly presented at the Meeting.

Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the year ended December 31, 2007. Please use this opportunity to take part in The Corporate Executive Board Company’s affairs by voting your shares.

Whether or not you plan to attend the Meeting, please complete the enclosed proxy card and return it in the envelope provided.

Sincerely,

Pamela J. Auerbach
Corporate Secretary

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

Information About the Meeting, Voting and Proxies	1
PROPOSAL NUMBER 1 Election of Directors	3
PROPOSAL NUMBER 2 Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2008	5
Corporate Governance Matters	5
Audit Committee Report	9
Security Ownership of Certain Beneficial Owners and Management	10
Executive Officers	11
Compensation Discussion and Analysis	12
Compensation Committee Report	20
Executive Compensation:	20
Summary Compensation Table	20
Grants of Plan-Based Awards in 2007	21
Outstanding Equity Awards at December 31, 2007	22
Exercises and Stock Vested in 2007	23
Nonqualified Deferred Compensation in 2007	23
Potential Payments Upon Termination of Employment or a Change of Control	24
Other Matters	28

PROXY STATEMENT

Information About the Meeting, Voting and Proxies

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2008:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT
http//www.proxydocs.com/exbd

Date, Time and Place of Meeting

The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company, to be held at our principal executive offices at 1919 North Lynn Street, Arlington, Virginia 22209 on June 12, 2008, at 9:00 a.m. local time, and at any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about April 30, 2008.

Record Date, Outstanding Shares and Quorum

Only holders of record of our common stock at the close of business on April 23, 2008 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had 34,087,164 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold or abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that the eight nominees with the most votes will be elected. Approval of Proposal Number 2 (ratification of independent registered public accounting firm) requires the affirmative vote of a majority of the total votes cast on the proposal (either in person or by proxy). In accordance with Delaware law, abstentions and broker non-votes are not considered votes cast and, therefore, will not affect the outcome of the vote on these matters.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company (the “Board”) for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal Number 1 below and in favor of ratification of our independent registered public accounting firm in Proposal Number 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Expenses of Solicitation

We will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our 2007 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to Pamela J. Auerbach, Corporate Secretary, The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209, and must be received before the time that the proxy you wish to revoke is voted at the Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSAL NUMBER 1

Election of Directors

Our Board currently has eight members.

The Nominating and Corporate Governance Committee of the Board has proposed and the Board has recommended that the eight individuals currently serving as directors each be nominated for re-election to the Board at the Meeting. James J. McGonigle, our former chief executive officer, served as a director through December 31, 2007. The Board thanks Mr. McGonigle for his many years of service to the Company. Each of the nominees has consented to serve if elected, and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting and entitled to vote on the election of directors, which means that the eight nominees who receive the most votes will be elected.

Directors/Nominees

The following table shows the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next Annual Meeting of Stockholders or until a successor is named and qualified.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

Thomas L. Monahan III	41	Chairman and Chief Executive Officer of the Company	2001
Gregor S. Bailar	45	Former Chief Information Officer of Capital One, Inc.	2007
Stephen M. Carter	54	Chief Executive Officer and President of Superior Essex, Inc.	2007
Gordon J. Coburn	44	Chief Financial and Operating Officer of Cognizant Technology Solutions, Inc.	2007
Robert C. Hall	76	Former Chairman of Harborside Plus, Inc.	1999
Nancy J. Karch	60	Director Emeritus, McKinsey & Company	2001
David W. Kenny	46	Chairman and Chief Executive Officer of Digitas	1999
Daniel O. Leemon	54	Retired former Executive Vice President and Chief Strategy Officer of Charles Schwab Corporation	2003

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

Thomas L. Monahan III has been Chairman of the Board since January 1, 2008, Chief Executive Officer since July 1, 2005 and a director since June 2001. From January 2001 until July 2005, Mr. Monahan served as the Company’s General Manager, Corporate Practice. From November 1998 until January 2001, Mr. Monahan served as one of our Executive Directors, Research, and from the spin-off from the Advisory Board Company until November 1998, he served as our Managing Director, Research. Prior to the spin-off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. Prior to January 1996, Mr. Monahan served as a senior consultant for the Deloitte & Touche Consulting Group, a director at the Committee for Economic Development and a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

Gregor S. Bailar has been a director since July 2007. From November 2001 until his retirement in September 2007, Mr. Bailar was the Chief Information Officer of Capital One Financial Corporation (“Capital One”), a commercial bank and financial services corporation. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers/The Nasdaq Stock Market, from January 1998 until October 2001. He holds a degree in Electrical Engineering and Computer Science from Dartmouth College. He also serves on the board of directors for Endurance Specialty Holdings, Inc. and Digitas.

Stephen M. Carter has been a director since July 2007. Mr. Carter has been the Chief Executive Officer of Superior Essex Inc., a wire and cable manufacturer, since November 2003 and President since May 2004. From July 2000 until November 2002, Mr. Carter was President and Chief Executive Officer of Cingular Wireless, a provider of wireless services. Mr. Carter has served in various positions with SBC Communications (now AT&T Inc.) and its predecessor company, Southwestern Bell, including President and Chief Executive Officer of SBC Wireless, President of SBC Strategic and Special Markets and President/Chief Executive Officer of Southwestern Bell Telecom.

Gordon J. Coburn has been a director since November 2007. Mr. Coburn has been the Chief Financial Officer, Secretary and Treasurer of Cognizant Technology Solutions Corporation (“Cognizant”), a provider of custom information technology consulting and technology services as well as outsourcing services, since March 1998 and the Chief Operating Officer since January 2007. Mr. Coburn served as Executive Vice President of Cognizant from December 2003 through December 2006, as Senior Vice President from November 1999 to December 2003 and as Vice President from 1996 to November 1999. Mr. Coburn served as Senior Director — Group Finance & Operations for Cognizant from November 1996 to December 1997. From 1990 to October 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn serves on the Board of Directors of ICT Group, Inc. and the Information Technology Association of America. Mr. Coburn holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.

Robert C. Hall has been a director since February 1999. Mr. Hall was the Chairman of Harborside Plus, Inc., a financial services company, from May 2004 to May 2005. From March 2001 to May 2004, Mr. Hall served as the President and Chief Executive Officer of Harborside Plus, Inc. From 1995 until his retirement in January 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing Group, a division of The Thomson Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall received a B.S. from Iowa State University. Pursuant to the Board’s Corporate Governance Principles, a majority of the independent directors concluded that it was in the Company’s best interests to request that Mr. Hall stand for re-election and continue to serve past age 75.

Nancy J. Karch has been a director since October 2001.  Ms. Karch was a senior partner of McKinsey & Company (“McKinsey”) from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is Director Emeritus, McKinsey and serves as a director of Liz Claiborne, Inc., apparel marketers, Genworth Financial, Inc. a provider of insurance and investment services, and Mastercard Incorporated, a payment-solutions company. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

David W. Kenny has been a director since February 1999. Mr. Kenny is the Chairman and Chief Executive Officer of Digitas, the digital marketing agency of Publicis Groupe, S.A. Mr. Kenny has been the Chairman of Digitas since December 1998 and Chief Executive Officer since September 1997. Prior to Digitas, Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm, from 1988 to 1997. Mr. Kenny is a Membre du Directoire of Publicis Groupe, S.A. and a director of Akamai Technologies, Inc. Mr. Kenny received a B.S. from the General Motors Institute and an M.B.A. from Harvard Business School.

Daniel O. Leemon has been a director since October 2003. From September 1995 through his retirement in June 2004, he was Executive Vice President and Chief Strategy Officer of the Charles Schwab Corporation (“Schwab”), a financial services provider, as well as a member of that company’s Executive Committee. Prior to Schwab, Mr. Leemon held numerous executive positions with The Boston Consulting Group, an independent consulting firm. Prior to The Boston Consulting Group, Mr. Leemon held senior management positions with several consumer goods and retail start-ups. Mr. Leemon received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

PROPOSAL NUMBER 2

Ratification of the Appointment of Ernst & Young LLP
as our Independent Registered Public Accounting Firm for the Year Ended December 31, 2008

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements and the audit of the Company’s internal control over financial reporting for the year ended December 31, 2008. As a matter of good corporate governance, we are asking stockholders to ratify this selection. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2008 requires the affirmative vote of a majority of the votes cast.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ended December 31, 2008.

Independent Registered Public Accounting Firm’s Fees and Services

Fees paid to our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2007	2006

Audit fees	$433,000	$399,000
Audit-related fees	22,000	24,000
Tax fees	89,000	46,000
All other fees	—	—

Total	$544,000	$469,000

Audit Fees:  Audit fees were for professional services rendered for the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services in connection with our statutory and regulatory filings. Also included are fees associated with the audit of the Company’s internal control over financial reporting, and in 2006 the audit of management’s assessment of the Company’s internal control over financial reporting (which was no longer required in 2007) and consent procedures.

Audit-Related Fees:  Audit related fees were primarily for benefit plan audits.

Tax Fees:  Tax fees were for services related to tax compliance, consulting and planning services rendered.

All Other Fees:  We did not incur fees for any services, other than the fees disclosed above relating to audit, audit-related and tax services.

Corporate Governance Matters

Director Independence

The Board has determined that each of the following directors has no material relationship with the Company and is independent within the meaning of NASDAQ director independence standards: Messrs. Bailar, Carter, Coburn, Hall, Kenny, and Leemon, and Ms. Karch. In assessing independence, the Board considered that Mr. Bailar serves on the Board of Directors of one company that is a member of the Company’s programs, Mr. Carter is a director and executive officer of a company that is a member of the Company’s programs, Mr. Coburn is an executive of a company that is a member of the Company’s programs, Ms. Karch serves on the Board of Directors of three companies that are members of the Company’s programs and Mr. Kenny is a director and executive officer of a company that is a member of the Company’s programs. The fees received from each of these companies represented significantly less than 2% of the Company’s revenues for the year ended December 31, 2007.

Board of Directors Meetings and Committees

During 2007, the Board met ten times and took action by unanimous written consent on a number of occasions. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served that were held during their terms of office. As set forth in the Company’s Corporate Governance Principles, the Board meets in regularly scheduled executive sessions at least two times per year. These sessions, which are attended only by the Board’s independent directors, are chaired by the Nominating and Corporate Governance Committee.

The Board has three standing committees — the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The role of each of the committees is governed by a charter adopted by the Board, copies of which are available on the Company’s website at http//www.executiveboard.com/, by following the link to “Investors” and then to “Corporate Governance.”

Audit Committee.  The members of our Audit Committee are Mr. Bailar, Mr. Coburn, Mr. Hall and Ms. Karch. Mr. Hall serves as chairperson of the committee. The Audit Committee, among other things: is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm; approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm; reviews with the independent registered public accounting firm and management our internal controls; reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and oversees our compliance systems and codes of conduct. Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ listing standards. The Board has determined that all of the Company’s Audit Committee members are financially literate and has determined that Mr. Hall meets the qualifications of an “Audit Committee financial expert” as defined under SEC rules. The Audit Committee met eight times during 2007.

Compensation Committee.  The members of our Compensation Committee are Mr. Carter, Mr. Kenny and Mr. Leemon. Mr. Kenny serves as chairperson of the committee. The Compensation Committee, among other things: reviews and makes recommendations to the Board with respect to the compensation of the Chairman of the Board, the Chief Executive Officer and the directors; establishes the compensation for other executive officers; and administers and oversees our stock-based compensation plans. Each of the members of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. For additional information regarding the Compensation Committee’s procedures for setting compensation of our executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee met six times during 2007.

Nominating and Corporate Governance Committee.  The members of our Nominating and Corporate Governance Committee are Mr. Hall, Ms. Karch and Mr. Leemon. Ms. Karch serves as chairperson of the committee. The Nominating and Corporate Governance Committee, among other things: reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues; annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole; annually presents to the Board a list of individuals recommended to be nominated for election to the Board; reviews, evaluates and recommends changes to the Company’s Corporate Governance Principles; and recommends to the Board individuals to be elected to fill vacancies and newly created directorships. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Nominating and Corporate Governance Committee met twelve times during 2007.

Compensation of the Board

The Compensation Committee recommends to the Board director compensation under the Company’s equity compensation plans and determines any other arrangements as the Compensation Committee determines to be appropriate. Each director who is not an employee receives an initial grant of 30,000 stock appreciation rights (“SARs”) upon election as a non-employee director. In March 2007, non-employee directors received a grant of SARs with a grant date fair value of approximately $52,500 (which for 2007 was 2,809 SARs) and restricted stock units (“RSUs”) with a grant date fair value of approximately $55,000 (which for 2007 was 726 RSUs). The SARs require mandatory net share settlement and therefore represent the right to receive, upon exercise, a number of shares with a value equal to the excess of the fair market value of the number of shares subject to the SARs on the date of exercise over the exercise price. In addition, non-employee directors received a $25,000 annual retainer for their services in 2007. Directors who are employees of the Company do not receive additional compensation for their service on the Board. Compensation paid to Mr. Monahan in his capacity as an officer in 2007 is described in the “Summary Compensation Table.”

2007 Director Compensation

	Fees Earned
	or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(2)	($)(3)	($)

Gregor S. Bailar(1)	12,500	—	50,985	63,485
Stephen M. Carter(1)	12,500	—	50,985	63,485
Gordon J. Coburn(1)	6,250	—	5,860	12,110
Robert C. Hall(4)	25,000	67,924	94,605	187,529
Nancy J. Karch	25,000	23,487	53,028	101,515
David W. Kenny	25,000	23,487	53,028	101,515
Daniel O. Leemon	25,000	23,487	53,028	101,515

(1)	Mr. Bailar, Mr. Carter and Mr. Coburn were appointed to the Board in 2007. Fees earned were paid on a pro-rata basis for the portion of the year during which they served on the Board.

(2)	Amounts reflect the compensation cost for RSUs recognized in 2007 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), Share Based Payment (“FAS 123(R)”), excluding assumptions for forfeitures. The Company does not pay dividend equivalents on unvested RSUs. The aggregate number of RSUs held at December 31, 2007 was as follows: Mr. Hall (1,129), Ms. Karch (1,129), Mr. Kenny (1,129), and Mr. Leemon (1,129).

(3)	Amounts reflect the compensation cost for SARs and stock options recognized in 2007 for financial statement purposes in accordance with FAS 123R, excluding assumptions for forfeitures. The aggregate number of SARs and stock options held by the non-employee directors at December 31, 2007 was as follows: Mr. Bailar (30,000), Mr. Carter (30,000), Mr. Coburn (30,000), Mr. Hall (9,814), Ms. Karch (45,814), Mr. Kenny (70,814), and Mr. Leemon (89,054).

(4)	Amounts reported for Mr. Hall’s equity compensation reflect the previously unexpensed grant date fair value of his equity awards which was accelerated due to his achievement of retirement age.

Mr. James J. McGonigle, our former chief executive officer served as non-executive Chairman of the Board through 2007. Under the Company’s employment agreement dated July 25, 2006 with Mr. McGonigle, he was paid salary for his part-time employment at a rate of $350,000 per year. In addition, Mr. McGonigle was entitled to participate in all benefit plans generally made available to part-time employees of the Company. Under the employment agreement, equity awards held by Mr. McGonigle prior to January 1, 2007 continue to be subject to their existing terms and Mr. McGonigle’s transition from full-time to part-time employment was not treated as a termination of employment for purposes of those equity awards. Pursuant to his employment agreement, on January 1, 2007, Mr. McGonigle was granted 11,250 SARs and 11,250 RSUs. These awards vest in full on March 31, 2009. Mr. McGonigle’s total compensation for 2007, as calculated pursuant to SEC rules, was $2,115,659. Mr. McGonigle serves as a part-time employee and adviser to the CEO.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended to be a nominee, along with information demonstrating their own stock ownership, to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Director candidates recommended by stockholders are evaluated in the same manner as director candidates received from other sources. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. In 2007, the Nominating and Corporate Governance Committee retained an independent search firm to assist in identifying potential director candidates. Messrs. Carter and Coburn each were first identified as a potential director by an independent search firm. Mr. Bailar was recommended by a current independent board member.

The Nominating and Corporate Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. The Board seeks to include directors with diverse experience in areas relevant to the Company’s business. The Company also seeks directors with the highest standards of ethics and integrity, sound business judgment and the willingness to make a strong commitment to the Company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Additional Corporate Governance Information

The “Investors” link on the Company’s website at http//www.executiveboard.com contains additional information on the Company’s corporate governance practices, under the heading “Corporate Governance.” The website includes the Corporate Governance Principles adopted by our Board, information on the number of directors who attended the Company’s most recent Annual Meeting and a copy of The Corporate Executive Board Company Code of Ethics for Directors, Officers and Employees. To the extent permitted by SEC rules and the NASDAQ listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics at this location on our website. The Company does not have a written policy on director attendance at the Company’s Annual Meetings of Stockholders.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors for which the communication is intended.

You should identify your communication as being from a stockholder of The Corporate Executive Board Company. The Corporate Secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The Corporate Secretary will review all communications from our stockholders, and communications relevant to our business and operations (as determined by the Corporate Secretary) will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Corporate Executive Board Company, Attn: Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia 22209. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

Board Committee Approval Policies

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, subject to a $50,000 limitation per engagement, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

Consistent with NASDAQ listing standards, the Company has unwritten procedures in place under which transactions that are considered “related person transactions” under SEC rules are subject to review by a committee of independent directors of the Board (generally, the Audit Committee), which may approve, ratify or act otherwise as it determines appropriate with respect to any such transactions. Related person transactions are transactions involving more than $120,000 occurring since the beginning of the last fiscal year or that are currently proposed in which the Company and any of its executive officers, directors or greater than five percent stockholders, or any members of their immediate families, participates and in which such persons have a material interest. The compensation arrangements between Mr. McGonigle and the Company discussed above were approved pursuant to these procedures.

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the Company, the qualifications and independence of the registered public accounting firm engaged to prepare or issue an audit report on the consolidated financial statements of the Company and an audit report on the Company’s internal control over financial reporting, and such other duties as directed by the Board. Management has the primary responsibility for preparing the consolidated financial statements and implementing the Company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2007 and management’s maintenance of, and its assessment of the effectiveness of, internal control over financial reporting as of December 31, 2007. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with them their independence from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Robert C. Hall, Chairperson
Gregor S. Bailar
Gordon J. Coburn
Nancy J. Karch

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at April 23, 2008, by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Officer (as defined in the section of this Proxy Statement entitled “Executive Officers”) (iii) each director or director nominee and (iv) all current directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner, each Named Officer, and director nominee is The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209.

Current Directors and Executive Officers

	Amount and Nature of
	Beneficial Ownership(1)		Total Equity Stake(2)
Name of Beneficial Owner	Number	Percent	Number	Percent

Thomas L. Monahan III	267,200	*	337,043	1.0%
Gregor S. Bailar	—		1,435	*
Stephen M. Carter	—		1,435	*
Gordon J. Coburn	—		1,435	*
Robert C. Hall	4,952	*	8,699	*
Nancy J. Karch	40,952	*	44,699	*
David W. Kenny	65,952	*	69,699	*
Daniel O. Leemon	84,192	*	87,939	*
Michael A. Archer(3)	1,550	*	1,550	*
Timothy R. Yost	85,773	*	104,522	*
Melody L. Jones(4)	19,197	*	46,697	*
Glenn P. Tobin(4)	79,063	*	120,625	*

All current directors and executive officers as a group (11 people)	648,831	1.9%	825,778	2.4%

*	Indicates ownership of less than 1%.

(1)	Unless indicated, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Beneficial ownership includes all stock options, SARs and RSUs held by a stockholder that are currently exercisable or exercisable within 60 days of April 23, 2008 (which would be June 22, 2008) as follows: Mr. Monahan 227,500 shares; Mr. Bailar 0 shares; Mr. Carter 0 shares; Mr. Coburn 0 shares; Mr. Hall, 3,500 shares; Ms. Karch, 39,500 shares; Mr. Kenny, 64,500 shares; Mr. Leemon, 82,740 shares; Mr. Yost, 70,936 shares; Ms. Jones 17,500 shares; Mr. Tobin, 75,000 shares; and all current directors and executive officers as a group, 581,176 shares. Beneficial ownership for SARs is calculated as the number of shares for which the SAR could be settled based on the common stock’s price on April 23, 2008.

(2)	The Total Equity Stake column indicates the number of shares owned assuming the exercise of all stock options, SARs and RSUs, whether vested or unvested, without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to stock options, SARs and RSUs are deemed to be outstanding, whether vested or unvested and without regard to whether or not the stock options, SARs and RSUs are exercisable within 60 days. Total Equity Stake for SARs is calculated as the number of shares for which the SAR would be settled if fully exercisable based on the common stock’s price on April 23, 2008.

(3)	Mr. Archer’s employment with the Company concluded in May 2007.

(4)	Mr. Tobin and Ms. Jones became executive officers in March 2007.

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock at December 31, 2007, by each person known to the Company to own more than 5% of the Company’s common stock.

Beneficial Owners

	Amount and Nature of
	Beneficial Ownership
Name of Beneficial Owner	Number	Percent

Morgan Stanley(1)	7,158,767	21.0%
Capital World Investors(2)	4,343,700	12.7%
FMR, Inc.(3)	4,113,100	12.1%
T Rowe Price Associates, Inc.(4)	2,703,880	7.9%
Oppenheimer Funds, Inc.(5)	2,275,895	6.7%
Times Square Capital Management, LLC(6)	1,755,795	5.2%

(1)	Based solely upon Amendment No. 4 to Schedule 13G filed on February 14, 2008. This holder has sole voting power and sole dispositive power over 6,979,258 and 7,158,767 of these shares, respectively; and shared voting power and shared dispositive power over 716 and zero of these shares, respectively. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(2)	Based solely upon Amendment No. 1 to Schedule 13G filed on February 8, 2008. This holder has sole voting power and sole dispositive power over 675,000 and 4,343,700 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Based solely upon Amendment No. 1 to Schedule 13G filed on February 14, 2008. This holder has sole voting power and sole dispositive power over 100 and 4,113,100 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	Based solely upon Schedule 13G filed on February 13, 2008. This holder has sole voting power and sole dispositive power over 693,880 and 2,703,880 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(5)	Based solely upon Amendment No. 1 to Schedule 13G filed on February 5, 2008. This holder has sole voting and sole dispositive power over zero of these shares and shared voting and shared dispositive power over 2,275,895 of these shares. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.

(6)	Based solely upon Schedule 13G filed on February 4, 2008. This holder has sole voting power and sole dispositive power over 1,505,847 and 1,755,795 of these shares, respectively; and shared voting power and shared dispositive power over zero of these shares, respectively. The address of Times Square Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

Executive Officers

The following table shows the Company’s executive officers at December 31, 2007:

			Officer
Name of Officer	Age	Position	Since

Thomas L. Monahan III	41	Chief Executive Officer	2001
Timothy R. Yost	36	Chief Financial Officer	2002
Melody L. Jones	48	Chief Human Resources Officer	2005
Glenn P. Tobin	46	General Manager	2006

Thomas L. Monahan III’s business experience is listed above in the section titled “Directors/Nominees.”

Timothy R. Yost has been our Chief Financial Officer since September 2002. Mr. Yost joined the Company in January 1997, and has held a variety of financial positions of increasing responsibility, including Senior Director,

Finance. Prior to 1997, Mr. Yost served as an equity analyst with Chapin, Davis. Mr. Yost received a B.B.A. from Loyola College and an M.S. from the George Washington University.

Melody L. Jones has been our Chief Human Resources Officer since joining the Company in December 2005. From September 2002 to December 2005, Ms. Jones served as Vice President and Global Director of Human Resources at T. Rowe Price, an investment management firm. From 1997 to September 2002, Ms. Jones held various positions of increasing responsibility at Aon Corporation, serving most recently as Aon’s Chief Human Resources Officer. Prior to that, Ms. Jones held management positions at Organizational Dynamics, Inc., The Hawthorne Group and Citigroup Mortgage, Inc. Ms. Jones received a B.A. and an M.F.A. from Southern Illinois University.

Glenn P. Tobin has been a General Manager since March 2006. Mr. Tobin joined the Company in August 2004 as Executive Director, Information Technology Practice. He has since added responsibilities for managing the Company’s Information Technology, Legal, and Middle Market practices. From 2003 to August 2004, Mr. Tobin served as Executive Vice President and Chief Operating Officer of Cerner Corporation, a healthcare information technology solutions provider, and Chief Executive Officer of Cerner, United Kingdom. From 1998 to 2003, Mr. Tobin served as Cerner’s Executive Vice President and Chief Operating Officer. From 1991 to 1998, Mr. Tobin held various positions at McKinsey & Company. Mr. Tobin received a B.S. from Kansas State University and an M.S. and Ph.D. from Harvard University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and shareholders who own more than 10% of the Company’s stock, to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. The Company assists its directors and executives by identifying reportable transactions of which it is aware and preparing and filing the forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings in 2007 were filed on a timely basis, except that a single report filed on behalf of Ms. Jones for shares being delivered to pay taxes upon vesting of RSUs on April 14, 2007. This transaction was reported late on a Form 4 filed on April 8, 2008.

Compensation Discussion and Analysis

Overview

This section provides information regarding the 2007 compensation and benefit programs for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), our other two current executive officers and an additional executive who served during 2007. Together, these individuals comprise the “named executive officers” (“NEOs”). We have included a discussion and analysis of information regarding, among other things, the objectives of our compensation program, the elements of compensation and our determinations regarding NEO compensation.

Compensation Philosophy

Our compensation philosophy is designed to support our key objective of creating value for our stockholders by increasing both revenue and profit over the long term. The Compensation Committee of our Board (the “Committee”), composed of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board.

The Committee has worked with the Company’s CEO, CFO and Chief Human Resources Officer (“CHRO”) to design compensation programs that encourage high performance, promote accountability, and ensure that executive interests are aligned with the interests of our stockholders.

The primary objectives of our executive compensation policies are to:

•	Create stockholder value by aligning executive compensation to long-term Company performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of annual incentive (cash bonus) and longer-term (equity participation) compensation.

Guiding Principles

The design of our specific programs is based upon the following guiding principles:

Performance

We believe that the best way to accomplish alignment of compensation plans with the interests of the executives who participate in them is to link compensation directly to both individual and Company performance. Equity-based compensation has regularly represented a significant portion of total compensation. With stock options and SARs, executives only benefit if the Company stock price appreciates from the date of grant of the award. RSUs align our executive interests, on both the upside and the downside, with those of our stockholders. Additionally, our annual bonus plan rewards the achievement of specific financial and strategic objectives that are tied to individual and Company performance and that are critical to our ongoing success.

Competitiveness and Comparator Group

Although we do not target a specific pay-out for any element of compensation, we do utilize benchmarking to confirm that our compensation program is competitive with our peers. In order to gather data for assessing competitiveness of NEO compensation, in 2006 our compensation consultant, Watson Wyatt, collected both published survey data from various survey sources as well as proxy data from a peer group of similar organizations developed in conjunction with the Committee. For purposes of setting 2007 compensation, the peer group companies consisted of publicly-traded professional services/consulting companies with annual revenues of approximately 50% — 200% of our revenue. This peer group included The Advisory Board Company; Deane, Inc.; Diamond Management & Technology Consultants, Inc.; Digitas; Exponent, Inc.; Huron Consulting Group Inc.; ICF International Inc.; LECG Corporation; and Navigant Consulting, Inc. While the Committee did not establish a target level for any element of compensation, the Committee did review the peer group data in order to confirm that the Company’s cash compensation and total compensation program were competitive with its peer group.

In 2007, in connection with its evaluation of 2007 compensation and setting of 2008 compensation, the Committee instructed the CHRO to engage Watson Wyatt to modify the peer group to more closely align it with our specific business characteristics, while maintaining an appropriate size-of-revenue framework. This revised peer group consists of First Consulting Group Inc., FTI Consulting Inc., Huron Consulting Group Inc., ICF International Inc., Inventiv Health Inc., LECG Corporation, Maximus Inc., and Navigant Consulting Inc.

Watson Wyatt analyzed competitive compensation levels for comparable executive positions in the peer group, using proxy data, and also compiled published survey data from various sources, focusing on companies in the services and professional services industry with revenue similar to us. Their market analysis examined base salary, total cash compensation and total direct compensation, which includes equity-based components of compensation. This market assessment confirmed that, in the aggregate, the compensation program for our NEOs is competitive with the 75th percentile of the peer group stated above, with each element within the 50th — 75th percentile range. As noted previously, however, the Committee does not target a specific pay-out for any element of compensation or for overall compensation.

Cost

Executive compensation and benefit programs are designed to be cost effective while still ensuring that our total compensation packages are sufficient to retain and motivate our executives. While paying highly competitive cash and stock-based compensation, we do not offer expensive post-employment programs and provide few perquisites or other personal benefits.

The Annual Compensation Process

In conducting its annual compensation review in late February, the Committee considers quantitative and qualitative performance results; the Company’s overall need to attract, retain and motivate its executive team; and the total cost of compensation programs. The Committee reviews performance results presented by management in determining annual bonus awards for the prior year, as well as in establishing the appropriate aggregate and individual compensation levels for the current year.

In 2007, the Committee worked with management in the compensation review process as follows:

•	Develop performance measures: Our annual contract value growth rate (which we define as the aggregate annualized revenue attributed to all agreements in effect on a given date without regard to the duration of any such agreement), our annual revenue growth rate, and the degree to which the Company achieves these growth rates are key performance metrics in our incentive compensation program. With input from the CEO and CFO, these metrics are reviewed and considered by the Board. In addition to these performance metrics, our CEO and CHRO identify other appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards. Individual performance measures are generally recommended by the CEO.

•	Compile benchmark data: Management participates in compensation surveys through reputable third party firms which are used to gather data on base salary, annual cash bonus amounts and long-term incentive awards. These surveys supplement and support the primary benchmarking analysis performed by Watson Wyatt.

•	Develop compensation recommendations: Based on Company and individual performance data, the CEO and CHRO prepare specific compensation recommendations for the NEOs (other than the CEO) regarding base salary, annual incentive bonus and equity grants, and present these recommendations to the Committee. The Committee reviews these recommendations against Company and individual performance, and makes modifications as deemed appropriate. For CEO compensation, the Committee meets in closed session to determine recommendations for base salary, annual incentive bonus, and equity award grant. These recommendations are developed with no input from the CEO, and take into account overall firm performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources. Committee recommendations are then reviewed and approved by all independent directors of the Board, in closed session without the CEO present.

The Committee has the authority under its charter to engage the services of outside advisors to assist in carrying out its duties. With the approval of the Committee, we engaged Watson Wyatt to prepare benchmarking and competitive data with respect to 2007 compensation. The Committee utilized this information in connection with establishing NEO compensation at its February 2008 meeting, and expects to update and utilize this information in future years.

Elements of Total Compensation

The compensation package for our NEOs consists primarily of four components: base salary, a potential cash bonus under our Annual Incentive Plan, equity participation in the form of both SARs and RSUs, and other benefits. Each component is designed to achieve a specific purpose and to contribute to a total compensation package that is competitive, performance-based, and valued by our executives.

Allocation Between Cash and Non-cash Compensation

We believe that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between cash and non-cash compensation is an outcome of our targeted competitiveness for individual program elements, including salary, annual incentive compensation and long-term incentive grants, as well as our policy governing the allocations of RSUs vs. SARs, as described below.

We do not target a specific allocation between cash and non-cash compensation by position. In 2007, the allocation breakdown for the NEOs is as follows (based on the valuation methodology used and described in the Summary Compensation Table): The CEO received 25% of total compensation in the form of cash compensation and the remaining 75% in non-cash compensation. All other NEOs received 33% to 55% of total compensation in the form of cash compensation and the remaining 45% to 67% in non-cash compensation. The mix of compensation ultimately realized by the executives is determined by a combination of individual and Company-wide performance over time. Mr. Archer’s compensation further reflects $1.3 million relating to his resignation in May 2007.

Allocation Between Annual and Long-term Compensation

The allocation between annual and long-term compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent, as opposed to a targeted allocation between annual and long-term compensation. We also consider certain internal factors that may cause it to target a particular element of an executive’s compensation for unique treatment. These internal factors may include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. As a growth company, we build compelling three-and five-year potential wealth accumulation strategies for all levels of the executive ranks, and ensure that the most leveraged talent in our model, including members of senior management and those with other specialized skills, are paid accordingly.

While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-term compensation mix by level. In general, as base salary levels increase, more weight is placed on long-term compensation.

Factors that Trigger Increases or Decreases in Compensation

There are several factors that we evaluate to determine increases or decreases in compensation. These include promotions, performance-based increases to salary, market compensation trend changes, and internal considerations such as changes in the executive’s responsibility.

Impact of Accounting and Tax Issues on Executive Compensation

In establishing individual executives’ compensation levels, we do not explicitly consider accounting and tax issues. However, we do analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our compensation programs.

Additionally, we have addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”). The 2004 Stock Incentive Plan has been approved by stockholders; as a result, we believe that certain awards under this plan (options and SARs) are qualified for a performance-based deduction and are not subject to Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible.

Base Salary

Base salaries are designed to attract and retain highly-qualified executives, as well as to reward them based upon their performance at levels competitive with peer companies. The CEO recommends officer salary levels (other than for himself) to the Committee for approval based upon responsibility and individual performance, market salary data, and internal equity considerations. The Committee makes CEO salary recommendations to the independent members of the Board for approval based upon Company and individual performance and market salary data.

When determining base salary increases or decreases, the Committee or the independent members of the Board (in the case of the CEO) consider these recommendations and its own evaluation of overall Company performance, the individual’s scope of responsibility, relevant career experience, and past and future contributions to our success.

The base salaries for each of the NEOs in 2007 were as follows (with the percentage increase or decrease in parentheses from base salaries in 2006): Mr. Monahan — $600,000 (9%), Mr. Yost — $400,000 (5%), Ms. Jones — $430,000 (8%) and Mr. Tobin — $475,000 (8%). Mr. Archer received $167,051 in base salary in 2007 through the effective date of his resignation on May 4, 2007.

For our CEO, the amount of cash compensation that is provided in the form of salary is less than the target bonus amount under our annual bonus plan. This weighting reflects our guiding principle that a substantial amount of total compensation should be tied to Company and individual performance goals.

Cash Bonus

The Committee reviews and approves annual performance goals for the CEO, CFO, and all other executive officers. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on our short- and long-term business results.

The Committee establishes the annual bonus pool for NEOs based upon our overall performance against pre-determined Company-level performance goals. If the Company achieves its targeted performance, the bonus pool is generally funded at 75% of aggregate base salaries. The Committee then assesses how each executive officer has performed, relative to his individual performance goals, to determine the amount of the incentive pay-out he/she will receive. The performance assessment of each executive officer includes a qualitative and quantitative review. For the 2007 performance year, the Committee designed the annual bonus plan for NEOs to provide competitive incentive compensation at a target incentive payout percentage of 110% of base salary for the CEO and of 50% of base salary for the other NEOs. Although all of our NEOs have substantial compensation at risk based upon performance, the CEO’s at-risk pay is the highest based upon our view that the CEO’s responsibilities and decisions will have the greatest impact upon Company performance and, as a result, stockholder value.

The financial measure used to fund the bonus pool for our named executive officers for 2007 was at least 20% contract value growth. In 2007, we achieved 10.7% contract value growth. At December 31, 2006, our contract value was $475.7 million, representing growth of 24.7% from 2005. Since the 2007 contract value growth was materially below our performance target, the bonus pool was funded at a level equal to 19% of base salaries in the aggregate.

In determining the actual amount of the incentive payment for each individual NEO from the available bonus pool, the Committee assessed performance against pre-determined financial, operational and human capital objectives for the Company overall or for the executive’s area of responsibility. Additional factors that impacted the total incentives payment for each NEO included: overall scope and impact of the business area or function managed; degree of difficulty in the objectives undertaken in the year; and degree of contribution to the success of the Company overall, over and above all specific contributions to the business area or function directly managed. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive. These objectives are designed so that if each executive performs at a high level of achievement against them, our overall contract value objective will be achieved. While possible to earn a modest incentive bonus payout under the plan for achieving individual objectives, it is impossible to earn a substantial incentive bonus payout if overall Company financial targets are not achieved. This was the case in 2007.

For the CEO, the Committee makes the recommendation for the annual bonus award to the independent members of the Board for approval. For the NEOs and other executives, the CEO recommends annual bonus awards to the Committee for approval. In 2007, the bonus awards for the CEO and other NEOs were as follows:

	2007 Bonus
	Target (%)(1)	2007 Bonus ($)	2006 Bonus ($)

Thomas L. Monahan III	110	150,000	275,000
Michael A. Archer(2)	139	—	60,000
Timothy R. Yost	50	75,000	80,000
Melody L. Jones(3)	50	100,000	—
Glenn P. Tobin(3)	50	45,000	—

(1)	2007 bonus targets are presented as a percentage of base salary at December 31, 2007.
(2)	Mr. Archer’s employment with the Company concluded in May 2007 and he was not paid an annual bonus for 2007.
(3)	Ms. Jones and Mr. Tobin became named executive officers in March 2007.

Equity Participation

Our equity participation programs are designed to align executives’ financial interests with increasing stockholder value. Each equity program creates a direct linkage between executive wealth creation and stockholder gains. However, we do not currently have a formal policy regarding equity or other security ownership requirements for officers. Each member of our Board, however, must beneficially own at least 1,000 shares of our common stock. New directors have two years from the date they are first elected to the Board to be in compliance with this stock ownership requirement.

Share-Based Compensation

The use of share-based compensation has been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. We believe that we have been successful in achieving this alignment through the use of share-based compensation which, in 2007, included the use of SARs and RSUs.

A SAR is the right to receive, upon exercise of the SAR, shares of Company stock with a value on the date the SAR is exercised equal to the excess of the market price of our stock on the date of exercise over the exercise price of the SAR, multiplied by the number of shares for which the SAR is exercised. A SAR provides value to employees only with an increase in stock price.

A RSU is a promise to deliver a share of common stock at a specific time in the future, subject to vesting requirements. As the price of our stock fluctuates, so does the value of the RSU; this allows for employee and stockholder alignment with both increases and decreases in our stock price. RSUs also provide for more stable value than SARs; RSUs provide value to employees with both increases and decreases in our stock price. Because RSUs deliver more actual economic value to recipients, we are granting fewer RSUs than the number of options/SARs we granted in prior years.

The size and relative mix between SARs and RSUs of an annual share-based compensation award granted to an employee is determined by his/her respective position and underlying responsibilities, recognizing the different levels of contribution to the achievement of performance goals. Grant guidelines for each form of share-based compensation (SARs and RSUs) were established in Q1 2006 and the Committee reviewed these guidelines in 2007. For the existing NEOs and other non-NEO executives, the ratio of SARs to RSUs of an annual share-based incentive award generally is one SAR for every .25 RSU granted. In 2007, this ratio helped to maintain approximate equilibrium between the value of SAR and RSU grants. For all new executives, the initial and second share-based compensation awards are generally comprised solely of SARs. After two years, the relative mix of share-based incentive compensation will generally follow the guidelines for executives with a longer tenure.

Our equity-based awards vest 25% per year beginning one year from the date of grant. We believe that the combination of SARs and RSUs is a powerful compensation tool. The SAR provides the holder with a strong performance-based reward since the value of the SAR depends upon an increase in our stock price from the price on the date of grant. With vesting over four years, the RSU provides the holder with a valuable award that may only be retained by the executive as long as the executive’s employment with the Company continues. In deciding to substitute RSUs for options or SARs in 2006, the Committee also took into account the additional expense associated with options beginning in 2006 with our adoption of FAS 123(R).

The overall funding levels are ultimately subject to the judgment and approval of the Committee to ensure appropriate alignment with the interests of our stockholders. For existing NEOs and other non-NEO executives, SARs and RSUs each represent about 50% of long-term incentive value.

As a general rule, the Committee believes it is important to ensure that overall dilution from equity grants averages less than 3% annually. From this available pool, SAR and RSU awards are granted each year based upon the competitive long-term incentive value for each executive’s position. Individual contribution to longer-term Company objectives, as well as potential to contribute further over time, is considered when determining eligibility to participate in annual grants and the amount awarded. The CEO recommends award grants for the NEOs, other executives, and senior managers to the Committee, which has final approval authority for these recommendations.

Additionally, when determining individual compensation actions for the CEO and other NEOs, the Committee considers the total compensation to be delivered to individual executives, and as such may exercise discretion in determining the portion allocated to annual vs. long-term incentives. We believe that this “total compensation” approach provides the ability to balance compensation decisions between the short- and longer-term needs of the business. It also allows for the flexibility required to recognize differences in performance by providing differentiated compensation.

Annual Grants of Equity-Based Awards

Equity-based awards are granted on the first Wednesday of March each year, following the regularly-scheduled Committee meeting in late February. Grants are determined during the same meeting at which the Committee determines all elements of the NEOs’ compensation for the year. This meeting date follows the issuance of the release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan, or practice to time annual grants to our executives in coordination with the release of material non-public information.

Approval of grants for any newly-hired or promoted executives during the course of the year occurs through a committee of management appointed by the Committee. For newly-hired or newly-promoted employees, grants are awarded on the 10th day, or first business day thereafter, of the month following the employment start or promotion date unless the employment start or promotion date occurs on the first business day of a given month, then the grant shall be awarded on the 10th day, or first business day thereafter, of the current month. All grants to NEOs are made by the Committee itself and not pursuant to delegated authority.

All equity-based awards made to our NEOs, or any of our other employees or directors, are currently made pursuant to our 2004 Stock Incentive Plan. All awards under our equity compensation plans are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. Fair market value is determined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan, or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of grants by using average prices or lowest prices of our common stock in a method preceding, surrounding, or following the grant date.

Other Benefits

The NEOs participate in the same company-wide benefit plans designed for all of our full time U.S. employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans

The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees.

Retirement Plans

We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In recognition of the 401(k) as a central element of our employees’ retirement planning process, we provide a discretionary contribution of 50% of an employee’s contribution up to a maximum of 6% of base salary.

Additionally, we provide an executive retiree medical benefit that allows executives to continue medical coverage upon retirement by assuming 100% of the premium costs associated with that coverage.

Deferred Compensation Plan

We provide a deferred compensation plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis.

Eligible employees and directors who elect to participate in the Plan may defer up to 100% of annual base salary; up to 100% of incentive compensation and other compensation, fees and retainers; and up to 100% of any RSUs awarded. In addition, we will credit to the plan an amount that makes up for any 401(k) match that is not credited to the participant’s 401(k) account due to his/her participation in the Plan. Participants in the Plan specify one or more benchmark fund(s) in which their deferrals will be invested.

We may also make discretionary contributions at any time based on individual or overall corporate performance, which may be subject to a different vesting schedule than elective deferrals. We did not make any contributions to the Plan in 2007.

Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees.

Executive Perquisites and Other Compensation

Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our NEOs are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The costs to us associated with providing each of these perquisites for each of the NEOs was less than $10,000 in 2007.

The NEOs are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Under certain broad-based benefit plans, participants, including a NEO, may purchase higher levels of coverage.

We believe that providing these limited perquisites is appropriate. The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our stockholders.

Employment Agreements

We have entered into an employment agreement with our CEO, which is described in more detail under the headings “Employment Agreements” and “Potential Payments upon Termination or Change in Control” in this Proxy Statement. The employment agreement with our CEO sets forth the material terms of his employment relationship and also provides for payments and other benefits if his employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason.”

The Company may terminate Mr. Monahan’s employment without cause at any time, including by non-extension of the term, in which event he will receive an amount equal to 200% of one year’s base salary, the prorated target annual incentive bonus for the year in which termination occurs, all the options and SARs granted to him will vest and remain exercisable for a period of ninety days and all RSUs and other equity or deferred compensation will vest. The Company will also provide for two years following the date of termination the same welfare benefits that Mr. Monahan received immediately prior to his termination, at the same cost charged to executives. Mr. Monahan receives these same benefits if he voluntarily terminates his employment for good reason.

In the event of a change of control of the Company, Mr. Monahan may voluntarily terminate his employment upon thirty days written notice during the first year following the change of control. Upon such termination, Mr. Monahan will generally receive the same payments and benefits described in the preceding paragraph. Additionally, in the event that any compensation Mr. Monahan receives from the Company becomes subject to the excise tax on “golden parachute” payments, Mr. Monahan will be entitled to receive a gross-up payment on such amounts and on the gross-up payments themselves in an amount sufficient to put him in the same after-tax position that he would have been in had no excise tax been imposed on the payments.

In return for the post-termination arrangements described above, Mr. Monahan covenants not to compete or solicit our employees for two years. Severance is stopped if the executive violates these covenants during the period. This arrangement with Mr. Monahan is consistent with the agreement that was in place with his predecessor and, at 200% of base salary, the Company believes this arrangement is well within market practice for CEOs at comparable companies.

We have entered into a severance agreement with General Manager, Mr. Glenn Tobin, which is described in more detail under the heading “Potential Payments upon Termination of Employment or a Change in Control” in this Proxy Statement.

The severance agreement with Mr. Tobin provides for payments if the Company terminates his employment without “cause.” In return for these post-termination arrangements, the executive covenants not to compete or solicit our employees for two years. Severance is forfeited if the executive violates these covenants during the period. We believe that this agreement is fair to the executive and to our stockholders because, similar to the employment agreement noted above, it provides relatively modest financial protection to the executive in exchange for the restrictive covenants which protect the Company.

We entered into an agreement with Michael A. Archer, our former President, Marketing and International, with an effective date of May 4, 2007, the final day of Mr. Archer’s employment with the Company. Under the agreement, we paid Mr. Archer for one year of his then current base salary of $480,000 plus an additional $100,000. We are also required to pay for health insurance coverage for up to one year if Mr. Archer elects such coverage. As noted in Mr. Archer’s employment agreement dated March 20, 2002, we elected to extend our agreement with Mr. Archer relating to the non-compete clause and non-solicitation of customers and prospective customers for an additional one-year period. Compensation relating to this extension was $580,000. In addition, we paid Mr. Archer $140,000, subject to Mr. Archer’s compliance with the terms and conditions of the agreement dated May 4, 2007.

Except for the arrangements described above, the Company does not have employment agreements with any of its other NEOs or executives. The Committee believes that employment at all levels of the Company should be based upon sustained good performance rather than contractual terms. Moreover, the Committee does not believe that pre-determined severance is appropriate; rather, any post-termination commitment should take into account all of the facts and circumstances at the time of termination.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the CD&A be included in the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE MEMBERS

David W. Kenny, Chairperson
Stephen M. Carter
Daniel O. Leemon

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation earned by or awarded to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”), and our three other executive officers in 2007 (the “NEOs”):

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Stock Awards(1)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Thomas L. Monahan III,	2007	595,932	553,257	1,647,388	150,000	8,043	2,954,620
Chief Executive Officer (PEO)	2006	550,000	272,493	1,572,756	275,000	29,189	2,699,438
Timothy R. Yost, Chief	2007	402,730	159,137	688,276	75,000	8,199	1,333,342
Financial Officer (PFO)	2006	375,000	82,933	896,145	80,000	2,488	1,436,566
Michael A. Archer,	2007	167,051	296,018	915,046	—	1,306,441	2,684,556
President, Marketing and International(4)	2006	436,667	118,475	1,322,536	60,000	2,238	1,939,916
Melody L. Jones,	2007	429,363	133,200	349,232	100,000	8,209	1,020,004
Chief Human Resources Officer
Glenn P. Tobin,	2007	471,437	210,928	822,401	45,000	7,019	1,556,785
General Manager

(1)	Amounts reflect the compensation cost for RSUs recognized in 2007 and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to these years, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2007.

(2)	Amounts reflect the compensation cost for SARs and stock options recognized in 2007 and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to these years, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2007.

(3)	Amounts reflect the value of other compensation items, including 401(k) matching contributions and Company payments for supplemental life insurance premiums. Perquisites and other personal benefits for NEOs were less than $10,000. Mr. Archer’s compensation totaling $2.7 million in 2007 includes $1.3 million of which was paid under an agreement signed in conjunction with his resignation in May 2007.

(4)	Michael A. Archer was our President, Marketing and International, and an officer since 2002, until his departure from the Company in May 2007.

Employment Agreements.  Certain of the elements of compensation set forth in the Summary Compensation Table above and in the Grants of Plan-Based Awards table below reflect the terms of employment agreements between the Company and the following NEOs.

Thomas L. Monahan III.  The Company is party to an employment agreement with Mr. Monahan effective January 1, 2006, pursuant to which Mr. Monahan serves as the Company’s Chief Executive Officer. Under the employment agreement, Mr. Monahan is entitled to an annual salary of at least $550,000, which may be increased from time to time. The employment agreement provides that Mr. Monahan’s target annual bonus each year will be at least 110% of his base salary. Mr. Monahan is also entitled to participate in all benefit plans generally made available to similarly situated executive employees of the Company and such equity-based compensation that may be granted by the Board and/or the Compensation Committee from time to time.

Michael A. Archer.  Mr. Archer’s employment with the Company terminated effective May 4, 2007. Upon his termination, in accordance with the terms of his separation agreement, he received a total of $1,300,000 in severance payments by the Company.

Grants of Plan-Based Awards in 2007

The following table sets forth information regarding possible payments of non-equity incentive plan compensation in 2007 and grants of SARs and RSUs to the NEOs in 2007.

					All Other
				All Other	Option		Grant Date
		Estimated Possible		Stock	Awards:		Fair Value
		Payouts Under		Awards:	Number of	Exercise or	of Stock and
		Non-Equity Incentive		Number of	Securities	Base Price	Option
		Plan Awards(1)		Shares of	Underlying	of Option	Awards
	Grant	Target	Maximum	Stock or	Options	Awards	($)
Name	Date	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	(4)

Thomas L. Monahan III(1)
Cash bonus		655,525	774,712	—	—	—	—
RSU grant	3/7/2007	—	—	14,375	—	—	1,039,025
SAR grant	3/7/2007	—	—	—	57,500	76.00	1,070,075
Timothy R. Yost
Cash bonus		201,365	241,638	—	—	—	—
RSU grant	3/7/2007	—	—	3,750	—	—	271,050
SAR grant	3/7/2007	—	—	—	15,000	76.00	279,150
Michael A. Archer
Cash bonus		667,200	868,800	—	—	—	—
RSU grant	3/7/2007	—	—	10,000	—	—	722,800
SAR grant	3/7/2007	—	—	—	40,000	76.00	744,400
Melody L. Jones
Cash bonus		214,682	257,618	—	—	—	—
RSU grant	3/7/2007	—	—	5,000	—	—	361,400
SAR grant	3/7/2007	—	—	—	20,000	76.00	372,200
Glenn P. Tobin
Cash bonus		235,719	282,862	—	—	—	—
RSU grant	3/7/2007	—	—	6,250	—	—	451,750
SAR grant	3/7/2007	—	—	—	25,000	76.00	465,250

(1)	Amounts set forth in these columns represent the annual cash incentive compensation amounts that potentially could have been earned in 2007 for each of the NEOs, including Mr. Archer if he had been employed with the Company for the entire year, based upon the achievement of performance goals as previously described in “Cash Bonus.” With the exception of Mr. Archer, the amounts of annual cash incentive compensation earned in 2007 by our NEOs have been determined and were paid in April 2008. The amounts paid are included in the

“Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table. Mr. Archer’s employment with the Company concluded in May 2007 and he was not paid an annual bonus for 2007.

(2)	Stock awards consist of RSUs that vest over 4 years: 25% after 13 months from the grant date, 25% 11 months later, 25% 12 months later, and 25% 12 months later. The Company does not pay dividend equivalents on unvested RSUs.

(3)	Option awards consist of SARs that vest 25% per year beginning one year after the grant date.

(4)	The dollar values of stock and option awards disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R), excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information regarding the number of shares of unexercised stock options and SARs and the number of shares and the value of unvested RSUs held by the NEOs at December 31, 2007.

		Option Awards				Stock Awards
		Number of					Market Value
		Securities	Number of			Number of	of Shares
		Underlying	Securities			Shares or Units	or Units of
		Unexercised	Underlying	Option		of Stock	Stock That
		Options	Unexercised Options	Exercise	Option	That Have	Have Not
		(#)	(#)	Price	Expiration	Not Vested	Vested(1)
Name		Exercisable	Unexercisable	($)	Date	(#)	($)

Thomas L. Monahan III		50,000	—	32.30	3/11/13
	(2)	48,750	16,250	45.10	3/16/11
	(3)	75,000	75,000	64.88	3/11/12
	(4)	14,375	43,125	97.56	3/14/13
	(5)	—	57,500	76.00	3/7/14
	(6)					10,781	647,938
	(7)					14,375	863,938
Timothy R. Yost		9,032	—	28.83	7/26/12
		9,405	—	32.30	3/11/13
	(2)	16,250	16,249	45.10	3/16/11
	(3)	10,000	20,000	64.88	3/11/12
	(4)	4,375	13,125	97.56	3/14/13
	(5)	—	15,000	76.00	3/7/14
	(6)					3,281	197,188
	(7)					3,750	225,375
Michael A. Archer	(8)	—	—	—	—	—	—
Melody L. Jones	(9)	17,500	17,500	89.70	12/30/12
	(4)	2,500	7,500	97.56	3/14/13
	(5)	—	20,000	76.00	3/7/14
	(6)					1,875	112,688
	(7)					5,000	300,500
Glenn P. Tobin	(10)	37,500	18,750	55.66	7/29/11
	(3)	25,000	25,000	64.88	3/11/12
	(4)	5,000	15,000	97.56	3/14/13
	(5)	—	25,000	76.00	3/7/14
	(6)					3,750	225,375
	(7)					6,250	375,625

(1)	Based on the closing market price of $60.10 on December 31, 2007.

(2)	Unexercisable stock options vest on March 16, 2008.

(3)	Unexercisable stock options vest in equal increments on March 11, 2008 and 2009.

(4)	Unexercisable SARs vest in equal increments on March 14, 2008, 2009 and 2010.

(5)	Unexercisable SARs vest in equal increments on March 7, 2008, 2009, 2010 and 2011.

(6)	Unexercisable RSUs vest in equal increments on March 14, 2008, 2009 and 2010.

(7)	Unexercisable RSUs vest in equal increments on April 7, 2008 and March 7, 2009, 2010 and 2011.

(8)	A total of 103,750 option awards, with exercise prices between $45.10 and $97.56, and 14,687 stock awards were forfeited by Mr. Archer effective May 4, 2007 upon his departure from the Company.

(9)	Unexercisable stock options vest in equal increments on December 30, 2008 and 2009.

(10)	Unexercisable stock options vest on August 30, 2008.

Exercises and Stock Vested in 2007

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO in 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Thomas L. Monahan III	—	—	3,594	267,394
Timothy R. Yost	6,563	301,856	1,094	81,394
Michael A. Archer	85,796	2,206,818	1,563	116,944
Melody L. Jones	—	—	625	46,500
Glenn P. Tobin	—	—	1,250	93,000

(1)	Value realized is determined based upon the number of shares exercised multiplied by the difference between the strike price of the award(s) and the market price on the date of exercise.

(2)	Value realized is $74.40 per share which represents the closing value of our common stock on the date of the vesting of the award.

(3)	The following individuals elected to defer the recognition of income upon vesting of certain stock awards by contributing such awards to the Company’s Deferred Compensation Plan: Mr. Monahan (3,594), Mr. Yost (1,094), Mr. Archer (1,563) and Mr. Tobin (1,250).

Nonqualified Deferred Compensation in 2007

Effective July 1, 2005, we implemented a Deferred Compensation Plan (the “Plan”) for certain employees and members of the Board to provide an opportunity to defer compensation on a pre-tax basis. The Plan provides for deferred amounts to be credited with investment returns based upon investment options selected by participants from alternatives designated from time to time by the plan administrative committee. To preserve the tax-deferred status of the deferred compensation plan, the Internal Revenue Service requires that the available investment options be “deemed investments” meaning that the participant has no ownership interest in the fund selected; however, the funds are used to measure the gains and losses attributed to the participants account over time. The Plan also allows the Company to make discretionary contributions at any time based on individual or overall Company performance, which may be subject to a different vesting schedule than elective deferrals, and provides that the Company will make up any 401(k) plan match that is not credited to the participant’s 401(k) account due to his or her participation in the Plan. The Company has established a trust to hold assets utilized by the Company to pay benefits under the Plan. The Company did not make any contributions to the Plan in 2007. Each Plan year’s deferral balance may have a separate distribution schedule determined by the Plan participant. Distributions are taxable as ordinary income when received. Plan participants may elect to receive a Plan year deferral balance at a specified future date while employed (scheduled in-service withdrawal) and/or at termination, as defined in the Plan.

We provide this benefit because the Compensation Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of the compensation that they are entitled to receive. The Plan permits them to do this while also receiving a market-based return on deferred amounts. We believe that provision of this benefit is important as a retention and recruitment tool as many, if not all of the companies with which we compete for executive talent, provide a similar plan to their senior employees.

The following table sets forth information regarding executive contributions, earnings and account balances for NEOs participating in the Plan in 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings	Withdrawals/	Balance
	Last FY	in Last FY	in Last FY(1)	Distributions	at Last FYE(2)
Name	($)	($)	($)	($)	($)

Thomas L. Monahan III	409,188	—	(42,279)	—	601,369
Timothy R. Yost	200,605	—	17,813	—	531,332
Michael A. Archer	256,547	—	35,188	(246,559)	281,907
Melody L. Jones	—	—	—	—	—
Glenn P. Tobin	142,958	—	(14,610)	—	160,514

(1)	Amounts have not been reported as compensation in the 2007 Summary Compensation Table as the earnings do not represent preferential or above-market earnings.

(2)	The aggregate amount of executive contributions under the plan by Mr. Monahan is $621,688, by Mr. Yost is $481,778, by Mr. Archer is $472,380 and by Mr. Tobin is $172,958.

Potential Payments upon Termination of Employment or a Change of Control

The Company has entered into an employment agreement with Mr. Monahan. The Company also sponsors several equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under certain circumstances. The information below describes certain compensation that would be paid under plans and contractual arrangements in effect at December 31, 2007 to each of the NEOs in the event of a termination of such executive’s employment with the Company and/or change of control of the Company as of that date.

The amounts shown in the table below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the NEOs employment had terminated and/or a change in control had occurred on December 31, 2007, given the NEOs compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options and benefits available generally to salaried employees. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation table above.

The actual amounts that would be paid upon a NEOs termination of employment or in connection with a change in control can be determined only at the time of any such event. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Thomas L. Monahan III Employment Agreement

The employment agreement with Mr. Monahan provides the following severance benefits in the event Mr. Monahan’s employment is terminated by the Company without “cause” or by Mr. Monahan for “good reason”: (i) a lump sum payment equal to two times Mr. Monahan’s then current annual base salary, (ii) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination, (iii) full vesting acceleration with respect to all stock-based awards and deferred compensation held by him as of the date of termination (provided that such vesting acceleration for RSUs and deferred compensation shall be limited to those awards that would have vested within twelve months following termination if Mr. Monahan resigns for “good reason”) and (iv) continued health, life and disability insurance benefits (at the same cost to him as is charged to active employees) for a period of two years following Mr. Monahan’s termination of employment. In addition, the employment agreement with Mr. Monahan provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Internal Revenue Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement for the excise taxes. The employment agreement with Mr. Monahan also provides the following benefits in the event that Mr. Monahan’s employment is terminated by reason of his death or disability: (i) a lump sum payment equal to a pro-rated portion of Mr. Monahan’s target annual bonus for the year of termination and (ii) full vesting acceleration with respect to all stock-based awards held by the executive as of the date of termination.

For purposes of Mr. Monahan’s employment agreement:

•	the term “cause” means: a material act of fraud, theft or dishonesty against the Company, conviction for any felony, or willful non-performance of material duties not cured within sixty days after notice from the Company,

•	the term “good reason” means: a material reduction in Mr. Monahan’s responsibility and authority, a reduction in base salary or target annual incentive bonus opportunity, a requirement to relocate more than thirty-five miles, termination as Chief Executive Officer or a material breach of the employment agreement by the Company, and any resignation by Mr. Monahan within one year following a “change of control” will be considered a resignation for “good reason” for purposes of the severance provisions in the employment agreement, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

A non-competition agreement between the Company and Mr. Monahan provides that Mr. Monahan may not directly or indirectly compete with the Company for a period of three years after his termination of employment if he voluntarily resigns for any reason (including good reason) or is terminated by the Company for cause. In addition, if Mr. Monahan’s employment is terminated by the Company without cause, (i) he has agreed not to directly or indirectly compete with the Company for one year and (ii) the Company may require him not to compete for up to two additional one-year periods if the Company pays him 125% of his annual base salary at the time of termination for each additional one-year period. Mr. Monahan also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of three years after the termination of his employment with the Company for any reason.

Glenn P. Tobin Severance Agreement

The severance agreement with Mr. Tobin provides the following severance benefits in the event Mr. Tobin’s employment is terminated by the Company without “cause”: (i) one year of continuation of Mr. Tobin’s base salary at the rate then in effect, payable in installments according to the Company’s payroll cycle and (ii) a prorated bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days Mr. Tobin was employed by the Company during that year.

For purposes of Mr. Tobin’s severance agreement:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful or repeated non-performance of material duties which is not cured within thirty days after written notice thereof to Mr. Tobin, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company.

A non-competition agreement between the Company and Mr. Tobin provides that Mr. Tobin may not directly or indirectly compete with the Company for a period of two years after his termination of employment if he voluntarily resigns or is terminated by the Company for cause. Mr. Tobin also agreed as part of his non-competition agreement with the Company not to disclose any of the Company’s confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit the Company’s employees for a period of two years after the termination of his employment with the Company for any reason.

Michael A. Archer Agreement and Release

We entered into an agreement with Michael A. Archer, our former President, Marketing and International, with an effective date of May 4, 2007, the final day of Mr. Archer’s employment with the Company. Under the agreement, we paid Mr. Archer for one year of his then current base salary of $480,000 plus an additional $100,000. We are also required to pay for health insurance coverage for up to one year if Mr. Archer elects such coverage. As noted in Mr. Archer’s employment agreement dated March 20, 2002 with the Company, we elected to extend our agreement with Mr. Archer relating to the non-compete clause and non-solicitation of customers and prospective customers for an additional one-year period. Compensation relating to this extension was $580,000. In addition, we paid Mr. Archer $140,000, subject to Mr. Archer’s compliance with the terms and conditions of the agreement dated May 4, 2007.

Stock Option, Stock Appreciation Right and Restricted Stock Unit Awards

In addition to severance and other benefits described above, each of the NEOs hold outstanding awards granted pursuant to the Company’s stock incentive plans, which awards are subject to the Company’s standard terms and conditions applicable to such awards. These standard terms and conditions each provide for full vesting acceleration in the event that within one year following a “change of control” the award holder’s employment with the Company is terminated for any reason other than “cause” or voluntary resignation.

For purposes of the standard terms and conditions:

•	the term “cause” means: the commission of an act of fraud or theft against the Company, conviction for any felony, conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company, significant violation of any material Company policy, willful non-performance of material duties that is not cured after notice from the Company, or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of his duties which, if curable, is not cured within thirty days after notice from the Company, and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the Company’s voting securities, any change over a twelve-month period in the composition of a majority of the Board, not including directors who are nominated or named by incumbent directors, approval by stockholders of a merger with a third party unless the Company’s stockholders hold at least 60% of the voting power of the securities of the resulting company, approval by stockholders of a sale of a majority of the Company’s assets to a third party, or approval by stockholders of a complete liquidation or dissolution of the Company.

Potential Payments Upon Termination or Change of Control

The table below sets forth information regarding the estimated value of the potential payments to each of the NEOs, assuming the executive’s employment had terminated on December 31, 2007, and that a change of control of the Company also occurred on that date.

	Before Change of Control			After Change of Control
				Termination other
		Termination		than for Cause or
		Without	Termination For	Voluntary
Name/Benefit	Death/Disability	Cause	Good Reason	Resignation

Thomas L. Monahan III
Termination payment(1)	$—	$1,200,000	$1,200,000	$1,200,000
Vesting of stock options and SARs(2)	243,750	243,750	243,750	243,750
Vesting of RSUs(3)	1,511,876	1,511,876	431,964	431,964
Health and welfare benefits	—	26,140	26,140	26,140
Excise tax and gross-up payment(4)	N/A	N/A	N/A	—
Timothy R. Yost
Vesting of stock options and SARs(2)	$—	$—	$—	$243,735
Vesting of RSUs(3)	—	—	—	422,563
Michael A. Archer(5)	$—	$—	$—	$—
Melody L. Jones
Vesting of stock options and SARs(2)	$—	$—	$—	$—
Vesting of RSUs(3)	—	—	—	413,188
Glenn P. Tobin
Termination payment(6)	$—	$475,000	$—	$475,000
Vesting of stock options and SARs(2)	$—	$—	$—	$83,250
Vesting of RSUs(3)	—	—	—	601,000

(1)	Amounts do not include the pro-rated portion of Mr. Monahan’s targeted annual bonus for the year of termination. See the Summary Compensation Table for the 2007 bonus that was paid in 2008.

(2)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($60.10) and are based upon the difference between $60.10 and the exercise price of the stock options held by the NEO.

(3)	These amounts are calculated assuming that the market price per share of the Company’s common stock on the date of termination of employment was equal to the closing price of the Company’s common stock on December 31, 2007 ($60.10).

(4)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2002 through 2006. In addition, Mr. Monahan was assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 43.5%.

(5)	Mr. Archer’s employment with the Company terminated effective May 4, 2007. In accordance with his employment agreement and agreement and release, he received a total of $1,300,000 in severance payments by the Company.

(6)	Amount will include a pro-rated bonus for the calendar year in which the termination occurs pursuant to the terms of the bonus plan, based on the number of days Mr. Tobin was employed by the Company during that year.

Other Matters

Stockholder Proposals

Under SEC rules, any stockholder who intends to present a proposal at the Company’s next Annual Meeting of Stockholders must submit the proposal to the Company at our principal executive offices. The proposal must be received before January 2, 2009 and must satisfy the other requirements of SEC Rule 14a-8 in order to be considered for inclusion in our Proxy Statement and proxy for that meeting. Our bylaws provide that any stockholder who wishes to bring a proposal before the Company’s next Annual Meeting of Stockholders, but does not wish to include it in the Company’s proxy materials under SEC Rule 14a-8, or wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or nomination to the Company’s Secretary at our principal executive offices on or after January 22, 2009, and before March 16, 2009. However, if the date of the Company’s next Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than the result of adjournment) by more than 30 days from the anniversary of the previous year’s Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Meeting date is publicly announced. In addition, any such stockholder’s notice must otherwise satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 571-303-4080 or by submitting a written request to Pamela J. Auerbach, Corporate Secretary, 1919 North Lynn Street, Arlington, Virginia, 22209. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

Our Board does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

THE CORPORATE EXECUTIVE BOARD COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 12, 2008
     The undersigned hereby appoints Thomas L. Monahan III and Pamela J. Auerbach, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company, which will be held at our offices at 1919 North Lynn Street, Arlington, Virginia, 22209, on June 12, 2008, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NUMBER 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).
     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
THE CORPORATE EXECUTIVE BOARD COMPANY
June 12, 2008
☑ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

			FOR	WITHHOLD
			All nominees listed	Authority
			(except as indicated	to vote for all
			to the contrary)	nominees listed
1.	Election of Directors		☐
	Nominees:	Thomas L. Monahan III	☐	☐
		Gregor S. Bailar	☐	☐
		Stephen M. Carter	☐	☐
		Gordon J. Coburn	☐	☐
		Robert C. Hall	☐	☐
		Nancy J. Karch	☐	☐
		David W. Kenny	☐	☐
		Daniel O. Leemon	☐	☐
(Instructions: To withhold authority to vote for any named nominee(s), strike a line through the nominee’s name in the list above.)

2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ended December 31, 2008.	☐	☐	☐
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Dated:	, 2008.

Signature (if held jointly)	Dated:	, 2008.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.